Exhibit 16.1

December 23, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Accel Entertainment, Inc. (the Company) and, under the date of March 3, 2025, we reported on the financial statements of the Company as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2024. On December 18, 2025, we were notified that the Company engaged Deloitte and Touche, LLP (Deloitte) as its principal accountant for the year ending December 31, 2026 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 23, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that its Audit Committee completed a competitive selection process and that the change was approved by the Audit Committee. We are additionally not in a position to agree or disagree with the any of the Company’s statements in the fourth paragraph that Deloitte was not consulted regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K during the prior two years and intervening interim period through December 23, 2025.

Very truly yours,
/s/ KPMG LLP